Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated June 16, 2021 with respect to the audited financial statements of Hash Space Acquisition Corp. (“the Company”) as of June 4, 2021 and the related statement of operation, changes in stockholder’s equity and cash flow for the period from April 20, 2021 (inception) through June 4, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 7, 2021